Exhibit 23.1


                                   Consent of Independent Auditors

    We consent to the reference to our firm under the caption "Experts" in the Registration Statment and related Prospectus of Platinum Entetertainment, Inc. for the registration of 814,819 shares of its common stock, and to the incorporation by reference therein of our reports dated May 20, 1998 (exept for Note 9, as to which the date is July 31, 1998) and August 29, 1997 with respect to the consolidated financial statments and schedules of Platinum Entertainment, Inc. incorporated by reference in its Annual Report on Form 10-K/A and 10-K for the seven months ended December 31, 1997 and the year ended May 31, 1997, respectively, filed with the Securities and Exchange Commission.







    ERNST & YOUNG LLP

    Chicago, Illinois
    December 23, 1998